EXHIBIT 23.1

Consent of  Independent  Registered  Public  Accounting  Firm

The Sponsor and Trustee

Aberdeen Standard Platinum ETF Trust:

We consent to the incorporation by reference in the registration statement (No. 333‑195204) on Form S-3 of Aberdeen Standard Platinum ETF Trust (formerly “ETFS Platinum Trust”) of our reports dated February 27, 2019, with respect to the statements of assets and liabilities of Aberdeen Standard Platinum ETF Trust, including the schedules of investments, as of December 31, 2018 and 2017, and the related statements of operations and changes in net assets for each of the years in the three-year period ended December 31, 2018 and the related notes (collectively, the “financial statements”) and the financial highlights for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Aberdeen Standard Platinum ETF Trust.  We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York
February 27, 2019